Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated this 15th day of October, 2004 by and between Health & Nutrition Systems International, Inc., a Florida corporation ("Seller") and TeeZee, Inc., a Florida corporation ("Purchaser").

         WHEREAS, Seller contemplates voluntarily filing a petition to commence a case ("Bankruptcy Case") under Chapter 11 of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Florida ("Bankruptcy Court");

         WHEREAS, in the event that Seller files the Bankruptcy Case, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of Seller's assets and assume substantially all of Seller's known liabilities, pursuant to ss. 363 and other applicable provisions of the Bankruptcy Code, subject to higher or better bids, all upon the terms and subject to the conditions set forth herein upon approval of this Agreement by the Bankruptcy Court in the Bankruptcy Case;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby represent, warrant, covenant and agree as follows:

                                    AGREEMENT

                             SECTION 1. DEFINITIONS

         1.1. Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "Accounting Standards" means the accounting policies and procedures of Seller as described in Seller's 2003 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

         "Accounts Receivable" means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold to customers of Seller, (b) all other accounts or notes receivables of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

         "Acquired Assets" is defined in Section 2.1 of this Agreement

         "Affiliate" with respect to any Person means any Person which, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a Controlling Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of

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the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "Assumed Obligations" is defined in Section 2.1(c) of this Agreement

         "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Palm Beach County, Florida are permitted or required to be closed.

         "Cash Cap" is defined in Section 3.1 of this Agreement.

          "Closing" is defined in Section 4.1 of this Agreement.

         "Closing Date" is defined in Section 4.1 of this Agreement.

         "Contracts" means any agreement, contract, lease, license, right to use, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Conveyance Documents" is defined in Section 2.1(b) of this Agreement.

         "Drop Dead Date" means January 15, 2005.

         "Excess Cash" means any and all cash not used by Seller during the Bankruptcy Case for either (i) the payment of Seller's operating expenses in the ordinary course of its business; or (ii) the payment of Seller's costs, expenses or professional fees incurred in connection with the Bankruptcy Case; or (iii) the settlement of any claims arising from or related to litigation pending as of the date of the Bankruptcy Case.

         "Excluded Assets" is defined in Section 2.1(a) of this Agreement.

         "Excluded Obligations" is defined in Section 2.1(d) of this Agreement.

         "Governmental Authorization" means any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign) pursuant to any federal, state or local law or ordinance.

         "Intangible Rights" means (i) any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by Seller and all goodwill associated therewith; and (ii) any and all information, know-how, trade secrets, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by Seller in its business.

         "Intellectual Property Assets" is defined in Section 5.10 of this Agreement.

         "Lien" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.


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         "Material Adverse Change" means (i) Wal-Mart's and/or GNC's decision to discontinue the sale of any one or more of the Seller's products, or the loss of Wal-Mart or GNC as a customer of Seller; (ii) the occurrence of a product liability claim (whether initiated by demand or by commencement of suit) reasonably likely to result in a recovery in excess of the policy limits; (iii) the occurrence of any of the following; (A) any new material outbreak of hostilities, including, but not limited to, an escalation of hostilities which existed prior to the date of this Agreement, any other national or international calamity or crisis, including an act of terrorism, or any material adverse change in financial, political or economic conditions affecting the United States; (B) any material interruption in the Seller's operations due to an act of God, or (C) the issuance of any formal inquiry or investigation of Seller by the Federal Trade Commission, the Food and Drug Administration or any other applicable government agency; (iv) a material change in the policy limits, or policy terms, of any of Seller's current insurance (including but not limited to products liability, worker's compensation, property and crime, umbrella and D&O); (v) an increase in the aggregate premiums on Seller's current insurance policies to an amount equal to or greater than 105% of the aggregate premiums as of the date of this Agreement; or (vi) Seller's monthly sales decrease to less than $250,000.

         "Material Adverse Effect" means that effect that flows from a Material Adverse Change.

         "Officer's Certificate" means a certificate executed by an officer of the party as to the accuracy of the party's representations and warranties as of the Closing Date and as to such party's compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing.

          "Permitted Liens" means (i) Liens for taxes not yet due and payable,
(ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of Seller's operations, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, material man's, supplier's, vendor's, landlord's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs which are not material to Seller's operations, (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances; and (ix) all liens existing on the Acquired Assets as of the date hereof (but expressly excluding any liens in favor of any person existing on any Excluded Assets, whether existing on the date hereof or arising hereafter).

         "Person" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "Purchase Price" is defined in Section 3.1 of this Agreement.

         "Purchase Price Assumed Obligation Component" is defined in Section 3.1 of this Agreement.

         "Purchase Price Cash Component" is defined in Section 3.1 of this Agreement.

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         "Purchaser's Knowledge" means the actual knowledge, after reasonable inquiry, of Tisi.

          "Seller's Knowledge" means the actual knowledge, after reasonable inquiry, of one or more of the members of the Board of Directors of Seller serving on the Board as of the date hereof.

         "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which any Seller may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof, whether disputed or not.

         "Used" shall mean, with respect to the properties, contracts, permits or licenses of Seller, those owned, leased, licensed or otherwise held by Seller which were acquired for use or held for use by Seller in connection with Seller's operations, whether or not reflected on Seller's books of account.

         1.2. Other Definitional Provisions. Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, schedule, report or other document made or delivered pursuant hereto.

             SECTION 2. SALE AND PURCHASE OF ASSETS; OTHER COVENANTS

         2.1. Sale and Purchase of Assets.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 4.1 hereof, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery of, all assets and properties owned or Used by Seller in its operations free and clear of all liens, claims and encumbrances other than Permitted Liens, except for (i) cash and cash equivalents, the Purchase Price, other rights of Seller under this Agreement, and Seller's corporate minute book and stock records, and (ii) those assets specifically listed on Schedule 2.1(a) (such specifically listed assets in clauses (i) and (ii) being referred to as the "Excluded Assets"), including without limiting the generality of the foregoing:

                           (i) all Accounts Receivable net of offsets due
customers;

                           (ii) all inventories of Seller, wherever located,
including all finished goods, raw materials, works-in-process, spare parts and other materials and supplies of Seller to be used by Seller in the production of finished goods, and including all inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any orders of Seller, including the right to collect and receive charges for such orders;

                           (iiii) all supplies, equipment, vehicles, machinery,
furniture, fixtures, leasehold improvements, computer equipment and peripherals, and other tangible property Used by Seller in connection with its operations, and Seller's interest as lessee in any leases with respect to any of the foregoing;

                           (iv) all of Seller's right, title and interest in and
to its Contracts, including the Material Contracts listed or required to be listed on Schedule 5.6 hereto;

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                           (v) all proprietary knowledge, Trade Secrets,
Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions and other similar know-how or rights Used in the conduct of Seller's operations, including, but not limited to, the areas of manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights used in connection with Seller's operations, including all files, data, back-up tapes, manuals, documentation and source and object codes related thereto;

                           (vi) all utility, security and other deposits and
prepaid expenses;

                           (ivii) Seller's operations as a going concern and its
licenses, telephone numbers, telecopy numbers, email addresses, URL, internet web sites, internet domain names, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choses in action and similar obligations owing to Seller from its present and former customers, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of Seller;

                           (viii) all rights of Seller in and to, Seller's name,
all assumed fictional business names, and all Intellectual Property Assets;

                           (ix) all rights to real property Used by Seller;

                           (x) all claims of Seller against third parties
relating to the Acquired Assets or Seller's operations, whether choate or inchoate, known or unknown, contingent or noncontingent;

                           (xi) all tax credits, including but not limited to,
Seller's federal income tax loss carryforward, to the extent transferable;

                           (xii) all of Seller's insurance benefits relating to
the Acquired Assets or the Assumed Obligations prior to the Closing Date; however, except for proceeds of claims made prior to Closing, Seller shall retain its rights to all liability insurance with respect to events prior to Closing; and

                           (xiii) all other property and rights of every kind or
nature Used by Seller in its operations.

         It is specifically understood and agreed by the parties hereto that Purchaser is acquiring, and Seller is selling, all of the tangible and intangible assets attributable to or Used by Seller in its operations, except the Excluded Assets. The aforesaid assets and properties to be transferred to Purchaser hereunder are hereinafter collectively referred to as the "Acquired Assets." Notwithstanding anything to the contrary contained herein, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any liability relating to the Acquired Assets except those liabilities assumed pursuant to Section 2.1(c) of this Agreement.

                  (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by Seller of the Acquired Assets to Purchaser in accordance with Section 2.1 hereof shall be effected on the Closing Date by Seller's execution and delivery to Purchaser of one or more bills of sale, assignments and other conveyance instruments with respect to Seller's transfer of the Acquired Assets in form and scope reasonably satisfactory to Purchaser

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(collectively the "Conveyance Documents"). At the Closing, all of Seller's
right, title or interest in and to all of the Acquired Assets shall be transferred, conveyed, assigned and delivered by Seller to Purchaser pursuant to the Conveyance Documents.

                  (c) Assumed Obligations. Except for professional fees, costs and other expenses incurred by the Seller in connection with the negotiation, execution and delivery of this Agreement, the Bankruptcy Case, and the consummation of the transactions contemplated hereby, all of which shall be governed by Section 13.4 hereof, at the Closing, Purchaser shall assume:

                   (i) trade accounts payable and accrued expenses with the vendors and other service providers of Seller, whether such payables or expenses are incurred before or after the commencement of the Bankruptcy Case, other than the Excluded Obligations and those vendors or service providers listed on
Schedule 2.1(c)(1);

                  (ii) trade accounts payable and accrued expenses with the vendors of Seller who are listed on Schedule 2.1(c)(1) but with respect to each such vendor, only up to the amount set forth opposite the name of such vendor on
Schedule 2.1(c)(1);

                  (iii) Seller's liabilities for accrued and unpaid vacation days, sick days, personal days, bonuses, and damages for rejection of employment executory Contracts to the employees of Seller employed as of the date of the Bankruptcy Case, other than Excluded Obligations;

                  (iv) all ongoing obligations of payment and performance under all leases and Contracts assumed by Seller and assigned to Purchaser; and

                  (v) Seller's liabilities and other obligations arising subsequent to the Closing under the other obligations listed on Schedule 2.1(c)(2) hereto (collectively the "Assumed Obligations").

                  Notwithstanding anything to the contrary contained herein, in no event shall any Assumed Obligation include.

                  (d) Excluded Obligations. Except as expressly set forth in
Section 2.1(c), Purchaser shall not assume or be responsible at any time for any liability, obligation, debt or commitment of Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of Seller incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby (except to the extent contemplated by Section 12.5 hereof). Without limiting the generality of the foregoing, Seller expressly acknowledges and agrees that Seller shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend or discharge:

                  (i) any liability of Seller for Taxes, whether measured by income or otherwise,

                  (ii) any product liability pertaining to products sold by Seller prior to the Closing Date,

                  (iii) any liability or obligation of Seller relating to any default taking place before the Closing Date under any of the Assumed Obligations to the extent such default created or increased the liability or obligation,

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                  (iv) any obligation of Seller to its shareholders, any
Affiliate of Seller or its shareholders, or any Person claiming to have a right to acquire any capital stock or other securities of Seller,

                   (v) any and all accrued liabilities for professional fees (including but not limited to brokers, attorneys, financial advisors or accountants), costs and other expenses incurred by the Seller in connection with the negotiation, execution and delivery of this Agreement, the Bankruptcy Case, and the consummation of the transactions contemplated hereby;

                  (vi) any liabilities or obligations of Seller relating to the Excluded Assets; and

                  (viii) those liabilities, debts, or obligations listed on
Schedule 2.1(d) hereto.

         All obligations that are not Assumed Obligations, including but not limited to the foregoing, are hereinafter referred to as the "Excluded Obligations."

                  2.2. Other Covenants.

                  (a) Employee Relationships. Purchaser shall offer to employ all of the "at will" employees of Seller, other than officers and/or directors of Seller, that were employees of Seller as of the date hereof through the Closing Date as "at will" employees of Purchaser at their respective rates of pay as of the date hereof. Nothing herein is intended or should be construed (i) to create an employment contract with such employees, (ii) to obligate Purchaser to retain such employee other than as an "at will" employee for any period of time after the Closing Date, or (iii) to obligate Purchaser to provide any particular level of benefits or perquisites to such employees whether or not such benefits or perquisites were offered or provided to such employees by Seller prior to the Closing Date.

                  (b) Excess Cash. Seller agrees that, on the Closing Date, it shall pay to Garden State Nutritionals, a division of Vitaquest International, Inc. ("Garden State") all of its Excess Cash to be applied by Garden State against the debt owed Garden State by Seller secured by a lien on the Seller's assets.

                            SECTION 3. PURCHASE PRICE

         3.1. Purchase Price. The total consideration for the Acquired Assets will be $2,285,000.00 plus the unliquidated damages resulting from the potential rejection of the Employment Contract between Seller and Christopher Tisi (the "Tisi Obligation" and collectively, the "Purchase Price") which shall consist of
(a) the assumption of the Assumed Obligations (the value of which as of the Closing Date is hereinafter referred to as the "Purchase Price Assumed Obligation Component") and (b) an amount in cash equal to the difference between the Purchase Price and the Purchase Price Assumed Obligation Component ("Purchase Price Cash Component"); provided, however, (i) in no event shall the Purchase Price Cash Component exceed Three Hundred and Fifty Thousand Dollars ($350,000) (the "Cash Cap"), and (ii) if the Purchase Price Cash Component would, but for the limitation in Section 3.1(i), exceed the Cash Cap (because the Assumed Obligations (other than the Tisi Unliquidated Obligation) as of the Closing Date are less than $1,935,000), then the Purchase Price shall be reduced accordingly. Purchaser shall make payment of the Purchase Price as follows:

                  (a) On the date of execution of this Agreement, Purchaser shall deliver to Berger Singerman LLP as escrow agent (the "Escrow Agent'), One Hundred Thousand Dollars

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($100,000), in next day funds (the "Escrow Amount"). The Escrow Amount shall be held in an interest bearing account by the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement containing terms reasonably satisfactory to Seller and Purchaser (the "Escrow Agreement"); and

                  (b) On the Closing Date, Purchaser shall deliver to Seller, by official bank check or wire transfer (to an account specified by Seller in writing at least three Business Days prior to Closing), in next day funds, the remaining amount of the Purchase Price Cash Component.

                               SECTION 4. CLOSING

         4.1. Closing. Subject to the conditions stated in Section 7 and Section 8 of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall be held no later than the next succeeding Monday following the satisfaction of all of the conditions set forth in Section 7 and 8, at the offices of Berger Singerman, 350 East Las Olas Boulevard, Suite 1000, Fort Lauderdale, Florida, unless the parties agree to another time, date or place. Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of Section 12, the Closing may be delayed up to the 15th Business Day after all of the conditions set forth in Section 7 and Section 8 have been satisfied. The term "Closing Date" shall mean the date on which the Closing occurs. The Closing shall be deemed effective as of 11:59 p.m. West Palm Beach time on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         4.2 Deliveries at Closing by Seller. On the Closing Date, Seller shall deliver (or cause delivery) to Purchaser all of the following:

                  (a) the Conveyance Documents;

                  (b) Seller's Officer's Certificate;

                  (c) a certified copy of the resolutions adopted by Seller's Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (d) a certificate of good standing of Seller from the Florida Secretary of State;

                  (e) an incumbency certificate of Seller;

                  (f) the books and records of Seller's business, other than those which constitute Excluded Assets pursuant to the terms of this Agreement or those relating to an Excluded Obligation;

                  (g) an affidavit of Seller stating that, effective as of the Closing Date, Seller will no longer use the name "Health & Nutrition Systems International, Inc." for any purpose and that, effective as of the Closing Date, Seller relinquishes the exclusive use of that name to Purchaser for Purchaser's sole use and benefit;

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                  (h) evidence reasonably satisfactory to Purchaser that
Purchaser has been named as an additional named insured and loss payee on all of the Seller's insurance policies listed on Schedule 5.11(a) hereto; and

                  (i) such other documents as Seller or its counsel may reasonably request.

                  4.3 Deliveries at Closing by Purchaser. On the Closing Date, Purchaser shall deliver an allocation (the "Allocation") of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code, which shall be reasonably acceptable to Seller. Purchaser and Seller shall (i) be bound by the Allocation, (for tax purposes only, and not for any other purpose), (ii) timely file any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code (including Form 8594),
(iii) act in a manner consistent with the Allocation in the preparation of financial statements and filing of all United States federal income tax returns (including, without limitation, Form 8594) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iv) take no position and cause their Affiliates to take no position inconsistent with the Allocation for any Tax purposes, except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision. Notwithstanding any conflicting or inconsistent provisions hereof, no Allocation hereunder shall supersede, usurp or otherwise affect the jurisdiction and authority of the Bankruptcy Court to value the Acquired Assets for purposes of distributions to Seller's estate under the Bankruptcy Code. In addition, Purchaser shall deliver (or cause delivery) to Seller all of the following:

                  (a) the Purchase Price Cash Component;

                  (b) Purchaser's Officer's Certificate;

                  (c) a certified copy of the resolutions adopted by Purchaser's Board of Directors and sole shareholder authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement;

                  (d) a certificate of good standing of Purchaser from the Florida Secretary of State; and

                  (e) such other documents as Seller or its counsel may reasonably request.

               SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise disclosed to Purchaser in the schedules to this Agreement, Seller hereby represents and warrants the following to Purchaser:

         5.1. Organization, Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has the power and authority to own, lease, and operate its properties and assets and to carry on its business and Seller has, subject to approval of the Bankruptcy Court in the Bankruptcy Case, the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         5.2. Corporate Action. All corporate action necessary on the part of Seller to authorize the execution and delivery to Purchaser of this Agreement and the performance or

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satisfaction of the obligations of Seller in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. Subject to approval of the Bankruptcy Court in the Bankruptcy Case, this Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

         5.3. Consents; No Breach. Except for the approval of the Bankruptcy Court and as set forth on Schedule 5.3, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the valid execution and delivery of this Agreement (collectively, the "Required Consents"). Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not: (i) violate any provision of its articles of incorporation, bylaws or any amendment thereto of Seller; (ii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller; or (iii) violate any statute, law or regulation of any jurisdiction, applicable to the transactions contemplated herein including without limitation, the Florida Business Corporation Act and all applicable federal and state securities laws.

         5.4. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Seller for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         5.5. Litigation. Except as disclosed on Schedule 5.5 there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Seller which could have a Material Adverse Effect. Except as disclosed on
Schedule 5.5, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Seller's Knowledge threatened against or involving Seller which could have a Material Adverse Effect.

         5.6. Material Contracts. Schedule 5.6 sets forth all material Contracts of Seller (the "Material Contracts"). The Material Contracts are valid, binding, enforceable and existing agreements, in full force and effect against Seller. To Seller's Knowledge, Seller is not in default in any material respect under any of the Material Contracts (nor to Seller's Knowledge, has it received notice of the default of any other party to any Material Contracts), and to Seller's Knowledge, no condition exists which with notice or lapse of time or both would constitute default thereunder.

         5.7. Financial Statements. Attached to this Agreement as Schedule 5.7 are the unaudited consolidated balance sheets of Seller as of October 8, 2004 (the "Balance Sheet") and statements of earnings of Seller for the six month period ended June 30, 2004 and the two month period ended August 31, 2004 (collectively, the "Financial Statements"). To Seller's Knowledge, the Financial Statements (i) present fairly in all material respects the financial condition of Seller and its results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

         5.8. Undisclosed Liabilities. Except as and to the extent reflected in the Financial Statements, to Seller's Knowledge, there are no material liabilities, commitments or obligations

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of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of Seller's business since September 24, 2004 which, (i) under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would materially and negatively affect Seller's operations or financial condition.

         5.9. Taxes. All federal, state and other tax returns relating to Seller or its operations required by law to be filed have been duly filed, and except as set forth on Schedule 5.9, all such tax returns were correct and complete in all material respects. Except as set forth on Schedule 5.9, all such federal, state and other taxes, assessments, fees and other federal governmental charges shown to be due and payable on such returns have been paid, except such taxes which are being contested in good faith or for which the dates for payment have been extended, which contests and extensions are identified on Schedule 5.9 hereto.

         5.10. Intellectual Property Assets. Set forth on Schedule 5.10 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights in both published works and unpublished works (whether or not registered and, if applicable, including pending applications for registration), and all rights in mask works owned, Used, licensed or controlled by Seller and all going concern value and goodwill associated therewith. To Seller's Knowledge, Seller has the right to Use and shall as of the Closing Date own or have the right to Use any and all information (whether confidential, proprietary or technical), know-how, trade secrets, patents, copyrights, trademarks, trade names, slogans software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by Seller for the ownership, management or operation of its Properties (collectively, the "Intellectual Property Assets") including, but not limited to, the Intellectual Property Assets listed on Schedule 5.10.

         5.11. Insurance.

         (a) Insurance Policies. Schedule 5.11(a) hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to Seller, its properties or operations (collectively, the "Insurance Policies"), including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 5.11(a). To Seller's Knowledge, none of the insurance carriers has indicated to Seller an intention to cancel any such Insurance Policy or to materially increase any insurance premiums, or that any insurance required to be listed on Schedule 5.11(a) will not be available in the future on substantially the same terms as currently in effect.

         (b) Insurance Claims. Except as set forth in Schedule 5.11(b), Seller has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to Seller's Knowledge, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

         5.12. Title to Property. At the Closing, to Seller's Knowledge, Purchaser will have good title to all of the Acquired Assets, free and clear of all Liens, subject only to (i) the Permitted Liens and (ii) those Liens set forth on Schedule 5.12, which Liens are the sole Liens being assumed or taken subject to by Purchaser pursuant to the terms of this Agreement.

         5.13. Disclaimer of Other Warranties. Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Acquired Assets, or otherwise relating to any of the transactions contemplated hereby, including without limitation any income to be derived or expenses to be incurred in connection with the Acquired Assets, the physical condition of any personal Acquired Assets comprising a part of the Acquired Assets or which is the subject of any other acquired real property lease or acquired Contract, the environmental condition or other matter relating to the physical condition of any real Acquired Assets or improvements which are the subject of any real Acquired Assets lease to be assumed by Purchaser at the Closing, the zoning of any such real Acquired Assets or improvements, the value of the Acquired Assets (or any portion thereof), the terms, amount, validity or enforceability of any Assumed Liabilities, the merchantability or fitness of the personal Acquired Assets or any other portion of the Acquired Assets for any particular purpose. Seller makes no warranties or representations, in connection with this transaction, other than as set forth in this Agreement. Without in any way limiting the foregoing, subject to the representations, warranties and covenants expressly set forth in this Agreement, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose as to all or any portion of the Acquired Assets. Accordingly, subject to the representations, warranties and covenants expressly set forth in this Agreement, Purchaser will accept the Acquired Assets at the Closing "AS IS," "WHERE IS" AND "WITH ALL FAULTS."


             SECTION 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller the following:

         6.1. Binding Obligation. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditor's rights generally or general principles of equity.

         6.2. Consents; No Breach. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement. Purchaser shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from all applicable Governmental Authorities which allow Purchaser to acquire the Acquired Assets and to assume the Assumed Obligations. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract or other agreement to which Purchaser is a party; (ii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser; or (iii) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         6.3. Litigation. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Purchaser. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to Purchaser's Knowledge, threatened, against or involving Purchaser.

         6.4. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         6.5. Organization, Power and Qualifications. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has full power to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.6. Capitalization. As of the date hereof, (i) the authorized capital stock of Purchaser consists of One Hundred Thousand (100,000) shares of common stock, Ninety Thousand (90,000) of which are issued and outstanding. All of the issued and outstanding shares of common stock are owned by Christopher Tisi. There are no outstanding (a) securities convertible into or exchangeable for such capital stock and membership interest; (b) options, warrants, or other rights to purchase or subscribe to such capital stock or securities convertible or exchangeable for such capital stock and membership interest; or (c) Contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of such capital stock and membership interest.

         6.7. Corporate Action. All action necessary on the part of Purchaser to execute and deliver to Seller this Agreement and the performance or satisfaction of the obligations of Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium and other laws relating to creditors' rights generally or general principles of equity.

       SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE

         The obligation of Purchaser to consummate this Agreement and the transactions contemplated hereby is subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Purchaser may, in its sole discretion, waive.

         7.1. Representations and Warranties True. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing.

         7.2. Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         7.3. No Obstructive Proceedings. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Purchaser or an Affiliate of Purchaser which seeks to or would render it unlawful as of the Closing to effect the sale of the Acquired Assets in accordance with the terms hereof, and no such action shall seek damages against Purchaser or an Affiliate of Purchaser in a material amount by reason of the transactions contemplated hereby.

         7.4. No Adverse Change. Between the date hereof and the Closing Date, there shall have not been any Material Adverse Change.

         7.5. Insurance Matters. Seller shall have complied with the covenants set forth in Section 11.6.

         7.6. Employee Retention. As of the Closing Date, Al Dugan, Mona Lalla, Rafeek Baig, Steve Sarafian and Jamie Heithoff (each a "Manager" and collectively "Managers") shall continued to be employed by Seller in the capacity each was employed by Seller as of the date hereof, unless a Resignation Event (as defined below) occurs with respect to a particular Manager. A "Resignation Event" occurs when a Manager dies, becomes disabled, resigns employment with Seller due to relocation of residence or health issues, is fired for cause, or resigns after committing conduct that would have been grounds for firing for cause.

         7.7 Bankruptcy Court Auction Procedures. Seller shall have filed and obtained approval by the Bankruptcy Court in the Bankruptcy Case of the bankruptcy auction procedures which shall, at a minimum, include the criteria set forth on Exhibit 7.8 attached hereto and which shall otherwise be mutually agreeable to Seller and Purchaser.

         7.8. Bankruptcy Court Plan Confirmation/Approval. The Bankruptcy Court in the Bankruptcy Case shall have approved this Agreement, the purchase and sale of the Acquired Assets free and clear of all liens, claims and encumbrances other than the Permitted Liens, the assignment and assumption of the Assumed Obligations, and all other transactions contemplated herein by entering an order (which may be accomplished by confirmation of a Chapter 11 plan), that includes a finding that Purchaser acted, and the sale of the Acquired Assets was conducted, in good faith within the meaning of 11 U.S.C. ss. 363(m) and that is otherwise in a form reasonably satisfactory to Purchaser, which order shall become final and non-appealable no later than ten calendar days prior to the Drop Dead Date.

        SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which Seller may, in its sole discretion, waive.

         8.1. Representations and Warranties True. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing.

         8.2. Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by Purchaser under this Agreement prior to or as of the Closing Date.

         8.3. No Obstructive Proceeding. No action or proceeding shall have been instituted or threatened against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against Seller or its business which seeks to or would render it unlawful as of the Closing to effect the sale of the Acquired Assets in accordance with the terms hereof, and no such action whether instituted or threatened shall seek damages against Seller or its business in a material amount by reason of the transactions contemplated hereby.

         8.4. Bankruptcy Court Plan Confirmation/Approval. The Bankruptcy Court in the Bankruptcy Case shall have approved this Agreement, the purchase and sale of the Acquired Assets free and clear of all liens, claims and encumbrances other than the Permitted Liens, the assignment and assumption of the Assumed Obligations, and all other transactions contemplated herein by entering an order (which may be accomplished by confirmation of a Chapter 11 plan), that includes a finding that Purchaser acted, and the sale of the Acquired Assets was conducted, in good faith within the meaning of 11 U.S.C. ss. 363(m) and that is otherwise in a form reasonably satisfactory to Purchaser, which order shall become final and non-appealable no later than ten calendar days prior to the Drop Dead Date.

                             SECTION 9. TAX MATTERS

         9.1. Filing of Returns. Seller shall properly and timely prepare, file and deliver to the appropriate authorities or other persons all tax returns, reports and forms with respect to Seller's operations required to be filed and delivered, for any taxable period ending on or before the Closing Date, and shall ensure that all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to Seller's employees, payroll, income, or gross receipts, Seller's ownership or use of any of its assets, or any other aspect of Seller's business, in each case including any and all interest and penalties. For any period not ending prior to or on the Closing Date, Purchaser shall timely prepare and file with or deliver to the appropriate authorities or other persons all tax returns, reports and forms required to be filed or delivered.

         9.2. Ad Valorem and Similar Taxes. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Acquired Assets) based upon or measured by the value of the Acquired Assets shall be divided or prorated between Purchaser and Seller as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, Seller shall assume responsibility for such taxes attributable to the period of time prior to the Closing Date and Purchaser shall assume responsibility for the periods of time thereafter. A period not ending on the Closing Date shall be referred to as a "Straddle Period". Real, personal and intangible personal property Taxes allocable to Seller shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is a number of days in a Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period. All other Taxes for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date. Not later than 30 days after the Closing Date, Purchaser and Seller shall determine and shall pay all amounts required to be paid pursuant to such allocation.

         9.3. Audits. In the event of an audit by a taxing authority involving Seller, the consent of Purchaser shall not be required unless Taxes are being assessed against Purchaser and Seller has not provided funds to pay any such Taxes.

                        SECTION 10. PRE-CLOSING COVENANTS

         10.1. Efforts to Consummate Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Governmental Authorizations and other permits, authorizations, consents and approvals of any other Person that are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents contemplated hereby,
(ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. With regard to all dates and time period set forth or referred to in this Agreement, time is of the essence.

         10.2 Name Change.

                  (a) Seller hereby represents, warrants and covenants to Purchaser that the corporate name of Seller is as set forth on the signature page hereof and further agrees and acknowledges that such name is included with the Acquired Assets and that the exclusive right to use such name will be transferred to Purchaser on the Closing Date. Seller shall, prior to or simultaneously with the Closing Date, (i) file an appropriate amendment to Seller's Articles of Incorporation and take all other actions necessary to change its name to a name which is in no way similar to the corporate name set forth on the signature page hereof, in Purchaser's judgment; (ii) shall furnish any written consents and assignments as Purchaser shall hereafter reasonably request in connection with such name change. Seller further agrees to take all actions, after the Closing, which are requested by Purchaser to enable Purchaser to immediately change its name to Seller's present name.

                  (b) In connection with the same, Seller shall remove or cover, or shall have caused to be removed or covered, no later than 30 days after the Closing Date, the trademarks and/or trade names transferred pursuant to this Agreement, or any derivative of such names or marks, from any letterhead, envelopes, labels, containers, signs, panels, signage and other material or matter (regardless of medium) not otherwise included in the Acquired Assets.

                       SECTION 11. POST-CLOSING COVENANTS

         11.1. Further Assurances. Following the Closing, Seller and Purchaser shall execute and deliver such documents, and take such other action, as shall be reasonably requested by the other party hereto to carry out the transactions contemplated by this Agreement.

         11.2. Access to Records. For a period of three years after the Closing Date, Seller shall have the right, at its expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of Seller's business delivered to Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date, (b) obtaining information relating to claims arising from the operation of Seller's business prior to the Closing Date or (c) any other commercially reasonable purpose. During such seven year period, Purchaser shall not destroy or discard such records. After such seven year period, Purchaser may destroy or discard such records, but must provide Seller with at least 90 days' prior written notice of its intentions and shall give Seller the right, at its expense, to remove from Purchaser's premises any such records within such 90 day period.

         11.3. Non-Competition. Seller hereby agrees that it shall, for a period from the Closing Date until the fifth anniversary thereof, refrain from, anywhere within the continental United States, directly or indirectly, owning, managing, operating, controlling or financing, any business that is engaged in the business of the research, development, manufacturing, marketing or sale of dietary or nutritional supplements, drinks, bars, or other similar products whether web-based or otherwise; provided, however, that the foregoing shall not apply to the ownership of not more than five percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers.

         11.4     Insurance Matters.

         (a) Purchaser as "Additional Insured." Effective as of the Closing Date, Seller shall have included Purchaser as an additional named insured on Seller's Insurance Policies, including but not limited to, Seller's products liability insurance with respect to Seller's products, and Seller shall assure that such policies provide coverage to Purchaser for products sold by Seller prior to the Closing Date.

         (b) D&O Insurance. Seller shall maintain its existing director and officer liability insurance, shall maintain the availability of such coverage to Christopher Tisi for a period of time that is not less than the statute of limitations for state and federal liability claims, and shall use reasonable efforts to preserve the existing scope and terms of such coverage during such period of time; provided, however, Seller's obligation to maintain such coverage for Christopher Tisi will terminate if and when Seller's director and officer liability insurance (including any tail coverage and whether pursuant to its director and officer liability policy in effect as of the date hereof or any subsequent or replacement policy) for all of its directors and officers lapses because Seller's Board of Directors has determined that the premiums therefor are not, in the reasonable opinion of Seller's board of directors, commercially reasonable. Seller agrees that, effective as of the Closing Date, it will cause its director and officer liability insurer to, from time to time, timely deliver directly to Christopher Tisi copies of all notices and other communications relating to Seller's director and officer liability policy.

         11.5. Confidentiality.

                  (a) Definition of Confidential Information. As used in this
Section 11.5, the term "Confidential Information" includes any and all of the following information of Seller or Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Purchaser on the one hand or Seller on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party"):

                  (i) all information that is a trade secret under applicable trade secret or other law;

                  (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

                  (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; provided, however, all such information relating to Seller's operations after the Closing Date (whether such information was prepared before or after the Closing Date) shall be excluded form the definition of "Confidential Information"; and

                  (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

                  Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 11.5, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 11.5 to the extent included within the definition. In the case of trade secrets, each of Purchaser and Seller hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

                  (b) Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller ("Seller Contact") or an authorized representative of Purchaser with respect to Confidential Information of Purchaser ("Purchaser Contact"). Each of Purchaser and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated hereby and are informed by Purchaser or Seller, as the case may be, of the obligations of this Section 11.5 with respect to such information. Each of Purchaser and Seller shall (i) enforce the terms of this Section 11.5 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this
Section 11.5; and (vi) be responsible and liable for any breach of the provisions of this Section 11.5 by it or its Representatives.

                  (c) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information relating to any of the Acquired Assets or the Assumed Obligations. From and after the Closing Date,
(i) the provisions of Section 11.5(b) above shall not apply to or restrict in any manner Purchaser's use of any Confidential Information of the Seller relating to any of the Acquired Assets or the Assumed Obligations; and (ii) the provisions of Section 11.5(b) shall apply to and restrict Seller's use of any Confidential Information relating to the Acquired Assets and the Assumed Obligations.

                  (d) Exceptions. Sections 11.5(b) and (c) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Section 11.5 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Acquired Assets or the Assumed Obligations in reliance on the exceptions in clauses (b) or (c) above.

                  (e) Legal Proceedings. If a Receiving Party becomes compelled in any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative) by any governmental body, court or administrative agency to make any disclosure that is prohibited or otherwise constrained by this Section 11.5, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.5. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such court or governmental body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 11.5(e) do not apply to any Proceedings between the parties to this Agreement.

                  (f) Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Purchaser Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

                  (g) Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become

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

subject to any actual or threatened proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and
(d) intend that after the Closing Date, the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

         11.6. Survival. All representations and warranties of the parties contained in this Agreement shall survive the Closing for 90 days following the Closing Date. The covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein.

                             SECTION 12. TERMINATION

         12.1. Termination Events.

                  (a) Seller may terminate this Agreement by delivery of notice of termination to Purchaser if:

                           (i) at any time prior to the Closing Date, Purchaser
fails or refuses to perform in
any material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing Date and the breach has not been cured within ten Business Days following the receipt of notice by Purchaser of the breach; or

                           (ii) at any time prior to the Closing Date, any of
the conditions in Section 8 of this Agreement has not been satisfied as of the Drop Dead Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of such Seller to comply with its obligations under this Agreement), Seller have not waived such condition on or before Drop Dead Date.

                   (b) Purchaser may terminate this Agreement by delivery of notice of termination to Seller if any time prior to the Closing Date:

                           (i) Seller does not file the Bankruptcy Case within
20 calendar days after the date Purchaser executes (as reflected in Purchaser's signature block) and delivers this signed Agreement to Seller; or

                           (ii) Seller fails to obtain either (i) a confirmed
plan of reorganization approving this Agreement and the transactions contemplated hereby; or (ii) an order approving the sale contemplated hereby outside of a plan of reorganization, by the Drop Dead Date; or

                           (iii) Any of the conditions set forth in Section 7 of
this Agreement has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), Purchaser has not waived such condition on or before the Drop Dead Date; or

                           (iv) Seller fails or refuses to perform in any
material respect any obligation or covenant to be performed by it pursuant to this Agreement prior to the Closing

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

Date that has not been cured within ten Business Days following receipt of notice of the breach; or

                           (v) It shall become impossible for Seller to make the
representations otherwise required to be made by Seller at Closing.

                   (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent; or

                  (c) Any party may terminate this Agreement by delivery of notice of termination to the other party if the Closing has not occurred on or before the Drop Dead Date, or such later date as the parties may agree upon in writing.

         12.2. Effect of Termination. Each party's right of termination under
Section 12 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to this Section, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 13.4 (Expenses), and 13.6 (Governing Law), of this Agreement shall survive.

         12.3. Liquidated Damages; Refund of Escrow Amount. Purchaser and Seller agree that damages to Seller for a breach by Purchaser of this Agreement would be difficult or impossible to calculate with any certainty. Accordingly, as liquidated damages, and not as a penalty, in the event Seller terminates this Agreement because of the breach of the Agreement by Purchaser or because one or more of the conditions of the Seller's obligations under this Agreement are not satisfied as a result of the Purchaser's failure to comply with its obligations under this Agreement, then Seller shall retain the Escrow Amount. If this Agreement is terminated for any reason other than the breach by Purchaser of any of the terms and conditions hereof, Seller agrees to cause the Escrow Amount to be distributed from escrow to Purchaser.

                            SECTION 13. MISCELLANEOUS

         13.1. Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         13.2. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

         13.3. Headings. Section headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         13.4. Expenses. Except as otherwise specifically provided herein, each party shall pay its own expenses, including, without limitation, accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         13.5. Transfer Taxes; Recording Fees. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

         13.6. Law Governing. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

         13.7. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by Seller without the prior written consent of Purchaser which may be withheld in its sole discretion. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and to a limited extent, Christopher Tisi, and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         13.8. Entire Agreement. This Agreement and the schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral (including any letter of intent and any confidentiality agreement between Seller and Purchaser). No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         13.9. Notices. All notices, demands and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or
(c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile or person as a party may designate by notice to the other parties):

        If to Purchaser:                   With a copy to:

         TeeZee, Inc.                       Astigarraga Davis Mullins & Grossman
         ________________                   701 Brickell Avenue, 18th Floor
         ________________                   Miami, Florida 33131
         Attn: Christopher Tisi, President  Attn: Gregory S. Grossman
         Facsimile:                         Facsimile:

        If to Seller:                      With a copy to:

         Health & Nutrition Systems          Berger Singerman
         International, Inc. [new name]      350 East Las Olas Boulevard
         [insert address]                    Suite 1000
         Attn:  James A. Brown, Chief        Fort Lauderdale, Florida 33301
         Executive Officer                   Attn: Arthur J. Spector
         Facsimile: 561-892-3171             Facsimile: 954-523-2872



or to such other address as Seller or Purchaser may designate by notice to the other.


         13.10 Attorneys' Fees. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         13.12 Enforcement of Agreement. Seller acknowledges and agrees that Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Notwithstanding the foregoing, (a) Purchaser shall not be entitled to any remedy hereunder unless and until the Bankruptcy Court enters an order authorizing the sale of the Seller's Assets pursuant to the Bankruptcy Auction Procedures set forth in
Exhibit 7.8 (the "Sale Order"), (b) after entry of the Sale Order and before Closing, Purchaser shall not be entitled to damages (other than the breakup fee described in Exhibit 7.8) and its remedy hereunder shall be limited to specific performance, and (c) after Closing, should Purchaser seek damages in lieu of or in addition to specific performance for the inaccuracy or breach of Seller's representations or warranties under this Agreement, Purchaser shall make claim therefor not later than 90 days after the Closing Date. If a claim is not timely made, all remedies thereafter are barred.

         13.13 Waiver; Remedies Cumulative. With the exceptions noted above, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                                 PURCHASER:


                                 TeeZee, Inc.

                                 /s/Christopher Tisi
                                 By: Christopher Tisi,
                                 Title: President
                                 Date:  10/15/04




                                 SELLER:


                                 HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

                                 /s/James A. Brown
                                 ------------------------------
                                 By: James A. Brown,
                                 Title: Chief Executive Officer
                                 Date:  10/15/04

                                    SCHEDULES


The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 2.1(a)            Excluded Assets
Schedule 2.1(c)(1)         Limited Assumed Obligations
Schedule 2.1(c)(2)         Other Assumed Obligations
Schedule 2.1(d)            Excluded Obligations



[To be Completed by Seller]
Schedule 5.3               Required Consents
Schedule 5.5               Litigation
Schedule 5.6               Material Contracts
Schedule 5.7               Balance Sheet
Schedule 5.9               Taxes
Schedule 5.10              Intellectual Property Assets
Schedule 5.11(a)           Insurance Policies
Schedule 5.11(b)           Insurance Claims
Schedule 5.12              Liens

                                    EXHIBITS

Exhibit 7.8                Bankruptcy Auction Procedures

Exhibit 7.8 - Bankruptcy Auction Procedures


1. Auction Will Be Subject To Higher And Better Bids By Qualifying Bidders

2. Qualifying Bidders

         a.       Must make written bid and execute a non-disclosure agreement

         b.       Not subject to financing or due diligence contingencies

         c. Purchaser entitled to copies of any due diligence materials provided to other potential bidders

         d. Substantially similar to Asset Purchase Agreement proposed by Purchaser

         e.       Must provide counsel for Purchaser will copy of written bid

         f. Bid must be received no later than three Business Days before auction

         g. Must be a higher and better bid (see below) than Purchaser's bid

         h. Must put up good faith deposit equal to the Estimated Expense Reimbursement (see below) plus the Escrow Amount

                  i.       This deposit is refundable if bid is not accepted

                  ii. If bid accepted, this deposit is used to pay the Estimated Expense Reimbursement (see below) and remaining deposit is used to fund the Escrow Amount.

3. Higher and Better Bids

         a. The first overbid must be at least $30,000 more than the Purchase Price of Purchaser.

         b. Except as provided below, higher bids must be for no less than $10,000 over the previous highest bid.

4. Expense Reimbursement/Breakup Fee: If Purchaser is unsuccessful bidder, it is entitled to reimbursement of (a) its actually incurred professional fees and costs, plus (b) $75 per hour for each hour spent by Tisi in connection with the process; but in no event shall the breakup fee exceed $30,000.

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